Exhibit 99.1

1847 Goedeker Reduces Annual Debt Service by $410K through 3.25% Loan Refinancing

BALLWIN, Mo. – August 27, 2020 (ACCESSWIRE) – 1847 Goedeker Inc. (NYSE American: GOED) (“Goedeker’s” or the “Company”), a one-stop e-commerce destination for appliances, furniture, home goods, and related products, announced today that it refinanced the Company’s current $3.5 million term loan with a new five-year 3.25% term loan provided by Arvest Bank. The original loan had a remaining term of 45 months and carried a rate of 12%.

Doug Moore, CEO of Goedeker’s, stated, “By refinancing the original loan with a five-year term loan with a rate of 3.25%, we accomplished the goal of lowering our annual debt service by $409,758 in the near term, resulting in total savings of $587,392 through maturity date of the new loan. A better balance sheet, better cash flow, and lower cost structure should multiply the impact of an improving top line driven by increased advertising spend. All in all, this is a big structural win on our journey be the dominant direct-to-consumer (DTC) appliances retailer.”

About 1847 Goedeker Inc.

The Company is an industry leading e-commerce destination for appliances, furniture, and home goods. Since its founding in 1951, the Company has transformed from a local brick and mortar operation serving the St. Louis metro area to a respected nationwide omnichannel retailer that offers one-stop shopping for national and global brands. While the Company maintains its St. Louis showroom, over 90% of sales are placed through its website (www.goedekers.com). The Company provides visitors an easy to navigate the shopping experience and offers more than 185,000 items organized by category and product features. Specialization in the home category has enabled the Company to build a shopping experience and an advanced logistics infrastructure that is tailored to the unique characteristics of the market. Learn more at www.goedekers.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission and other reports filed with the Securities and Exchange Commission thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contact:

Dave Gentry, CEO

RedChip Companies

Office: 1.800.RED.CHIP (733.2447)

Cell: 407.491.4498

dave@redchip.com

SOURCE: 1847 Goedeker Inc.